MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                          OPERATIONS OF THOMAS LIGHTING

     Set forth below is Management's Discussion and Analysis of Financial Condition and Results of Operations of Thomas Lighting for the six months ended June 30, 1998 and June 30, 1997.

     Net sales during the first six months ended June 30, 1998 increased 7.0% over the first six months 1997 to $190.4 million due primarily to additional shipment volume. All product groups within Thomas Lighting reported increases in net sales.

     Net income for the six months of 1998 is $3.1 million compared to $1.9 million for the first six months of 1997. Operating income in 1998 improved to $11.0 million in the first six months due to strength in the Outdoor and Accent Divisions. Lower interest expense also contributed to the increase in net income as Thomas Lighting continued to pay down long-term debt.

     Cost of products sold as a percent of sales decreased to 71.7% in the 1998 first six months from 72.5% for the comparable 1997 period. Gross margins in 1998 have improved due to increased efficiencies and continued implementation of cost containment programs.

     Selling, general, and administrative expense in the first six months of 1998 was $46.0 million compared to the prior year first six months of $42.8 million. SG&A expense as a percent of net sales was 24.1% for the first six months of 1998 and 24.0% for the comparable period in 1997.

     Interest expense for the first six months of 1998 was 13.4% lower than the comparable 1997 period. A decrease in long-term debt was the primary cause for the lower interest expense.

     Working capital of $82.0 million at June 30, 1998 was 25.6% higher than the $65.3 million at December 31, 1997. Accounts receivable at June 30, 1998 have increased by 20.1% since December 31, 1997 due to an increase in sales volume, seasonal factors associated with scheduled plant shutdowns for normal maintenance and holidays in December 1997, and reduced shipment levels in December 1997 in the Outdoor market segment. Inventory at June 30, 1998 was $57.0 million compared to $52.5 million at December 31, 1997. The current ratio at June 30, 1998 improved to 2.7 compared to 2.2 at December 31, 1997.